Exhibit 10.2

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT OF ALLEGRO MICROSYSTEMS, INC.

This SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and between Allegro MicroSystems, Inc., a Delaware corporation (the “Corporation”), and Sanken Electric Co., Ltd., a Japanese corporation (“Sanken”), as of July 23, 2024, to become effective as of July 29, 2024. Certain terms used in this Agreement are defined in Section 9.

RECITALS

WHEREAS, Sanken, OEP SKNA, L.P., a Cayman Islands exempted limited partnership (“OEP”) and the Corporation entered into that certain Stockholders Agreement dated as of September 30, 2020 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated in its entirety pursuant to Section 13 thereof by that certain Amended and Restated Stockholders Agreement, by and among Sanken, OEP and the Corporation, dated as of June 16, 2022 (the “First A&R Agreement”);

WHEREAS, pursuant to Section 13 of the First A&R Agreement, the First A&R Agreement may be amended if such amendment is approved by means of a written instrument executed on behalf of each of Sanken, OEP and the Corporation;

WHEREAS, pursuant to Section 13 of the First A&R Agreement, OEP has delivered to the Corporation and Sanken an executed waiver acknowledging and waiving any objection to the amendment, modification, alteration or supplementation of the First A&R Agreement without OEP’s express written consent; and

WHEREAS, Sanken and the Corporation deem it desirable to amend and restate the First A&R Agreement in its entirety on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the First A&R Agreement is amended and restated in its entirety as follows:

AGREEMENT

Section 1.          Election of the Board of Directors.

(a)       Subject to the other provisions of this Section 1, from and after the date hereof, the number of Directors constituting the full Board shall be fixed at eleven (11); provided that, upon a Decrease in Designation Rights (as defined below), the Board may fix the number of directors constituting the full Board by one or more resolutions of the Board adopted from time to time.

(b)       Subject to this Section 1(b), for so long as Sanken and its Affiliates beneficially owns, directly or indirectly, in the aggregate at least twenty percent (20%) or more of all issued and outstanding shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”), Sanken shall be entitled to designate for nomination by the Board in any applicable election that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent Sanken Director(s) not standing for election in such year, would result in there being two (2) Sanken Directors on the Board. Subject to this Section 1(b), for so long as (x) Sanken and its Affiliates beneficially owns, directly or indirectly, in the aggregate at least ten percent (10%) or more, but less than twenty percent (20%), of all issued and outstanding shares of Common Stock and (y) there is no incumbent Sanken Director on the Board or there is an incumbent Sanken Director on the Board but such Director is not standing for election in such year, Sanken shall be entitled to designate for nomination by the Board in any applicable election one (1) individual. For the avoidance of doubt, if Sanken and its Affiliates cease to beneficially own, directly or indirectly, in the aggregate at least ten percent (10%) of all issued and outstanding shares of Common Stock, Sanken shall not be entitled to designate any Director for nomination by the Board. Subject to this Section 1(b), in addition to the foregoing designation rights, for so long as Sanken and its Affiliates beneficially owns, directly or indirectly, in the aggregate at least ten percent

(10%) or more of all issued and outstanding shares of Common Stock, Sanken shall be entitled to designate one (1) representative of Sanken, the identity of whom is reasonably acceptable to the Corporation, to attend meetings of the Board in the capacity of observer (the “Sanken Observer”); provided, however, that the Corporation reserves the right to exclude the Sanken Observer from access to any information or meeting or portion thereof if the Corporation believes that such exclusion is reasonably necessary or advisable (A) to prevent the disclosure of trade secrets or competitively sensitive information to third parties, (B) to prevent the violation of applicable law or any contractual or other obligation of confidentiality owing to a third party, (C) to preserve the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (D) to prevent the exposure of the Corporation to risk of liability for disclosure of personal information and (E) in light of any actual or potential conflicts of interest. For the avoidance of doubt, if Sanken and its Affiliates cease to beneficially own, directly or indirectly, in the aggregate at least ten percent (10%) of all issued and outstanding shares of Common Stock, Sanken shall not be entitled to designate the Sanken Observer. The Sanken Directors (if more than one (1)) shall be apportioned among the three (3) classes of Directors as nearly equal in number as possible. The Sanken Directors as of the date of this Agreement shall be Katsumi Kawashima (as a Class I Director) and Richard R. Lury (as a Class III Director) (collectively, the “Pre-Approved Sanken Directors”), and the Sanken Observer as of the date of this Agreement shall be Kojiro Hatano. Notwithstanding anything herein to the contrary, Sanken shall not nominate any individual pursuant to the first two sentences of this Section 1(b) other than the Pre-Approved Sanken Directors without first consulting with the Corporation and then receiving the Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)       The Nominating and Corporate Governance Committee shall be entitled to designate for nomination by the Board in any applicable election that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent Nom/Gov Director(s) not standing for election in such year, would result in there being (x) eight (8) Nom/Gov Directors on the Board in total and (y) at least six (6) of the total Nom/Gov Directors on the Board meeting the Independence Requirements. The Nom/Gov Directors shall be apportioned among the three (3) classes of Directors as nearly equal in number as possible. The Nom/Gov Directors as of the date of this Agreement shall be Joseph Martin (as a Class I Director), Mary Puma (as a Class I Director), Yoshihiro Suzuki (as a Class II Director), Paul Carl Schorr IV (as a Class II Director), David Aldrich (as a Class II Director), Susan Lynch (as a Class III Director), and Jennie Raubacher (as a Class III Director). For the avoidance of doubt, there shall be one (1) vacancy of a Nom/Gov Director as of the date of this Agreement.

(d)       Unless Sanken and the Nominating and Corporate Governance Committee otherwise mutually agree, the then-current Chief Executive Officer of the Corporation shall be designated for nomination by the Board in any applicable election (unless the class of Directors in which such individual then-sits is not then-standing for election) (the “CEO Director”). The CEO Director shall be a Class I Director.

(e)       The Chairperson of the Board shall be appointed as Chairperson (or removed from the Chairperson position) by the Board from time to time only upon the recommendation of the Nominating and Corporate Governance Committee. Yoshihiro Suzuki shall serve as the Chairperson of the Board until his current term as a Class II Director shall expire.

(f)       Subject to the other provisions of this Section 1, Sanken hereby agrees to vote, or cause to be voted, all outstanding shares of Common Stock held by Sanken at any annual or special meeting of stockholders of the Corporation at which Directors of the Corporation are to be elected or removed, or to take all Necessary Action to cause the election, removal or replacement (or vacancy filling) of the Sanken Directors and Nom/Gov Directors as and to the extent provided in this Section 1 and Section 2.

Section 2.          Vacancies and Replacements.

(a)       If the number of Directors that Sanken has the right to designate to the Board is decreased pursuant to Section 1(b) (each such occurrence, a “Decrease in Designation Rights”), then:

(i)       Sanken shall use its reasonable best efforts to cause each of the Sanken Directors that Sanken ceases to have the right to designate to serve as a Sanken Director to offer to tender his, her or their resignation(s), and each of such Directors so tendering a resignation, as applicable, shall resign within thirty (30) days from the date that Sanken incurs a Decrease in Designation Rights. In the event any such Director, as applicable, does not resign as a Director by such time as is required by the foregoing, Sanken, as a holder of Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(f), to cause the removal of such individual as a Director; and

(ii)       the vacancy or vacancies created by such resignation(s) and/or removal(s) shall be filled with one or more Directors, as applicable, designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, so long as it is established.

(b)       Sanken shall have the sole right to request that one or more of its designated Directors tender their resignations as Directors of the Board, with or without cause at any time, by sending a written notice to such Director and the Corporation’s Secretary stating the name of the Director or Directors whose resignation from the Board is requested (the “Removal Notice”); provided, however, that Sanken shall not be permitted to deliver a Removal Notice in respect of a Sanken Director, or to otherwise cause or request the removal or resignation of a Sanken Director, without the prior written consent of the Nominating and Corporate Governance Committee (not to be unreasonably withheld, conditioned or delayed). If the Director subject to such Removal Notice does not resign within thirty (30) days from receipt thereof by such Director, Sanken, as a holder of Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(f), to cause the removal of such Director from the Board (and such Director shall only be removed by the parties to this Agreement in such manner as provided herein).

(c)       Each of Sanken and the Nominating and Corporate Governance Committee, as applicable, shall have the exclusive right to designate a replacement Director for nomination or election by the Board to fill vacancies created as a result of not designating their respective Directors initially or by death, disability, retirement, resignation or removal (with or without cause) of their respective Directors, or otherwise by designating a successor for nomination or election by the Board to fill the vacancy of their respective Directors created thereby on the terms and subject to the conditions of Section 1; provided, however, that Sanken shall not have the right to designate any such replacement as a Sanken Director other than a Pre-Approved Sanken Director without the prior written consent of the Nominating and Corporate Governance Committee (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 3.          Board Committees.

For so long as Sanken has the right to designate any Sanken Director pursuant to Section 1 above, it shall have the right to designate at least one (1) Director to any committee of the Board, unless otherwise prohibited pursuant to any law or stock exchange rules (including in respect of the audit committee of the Board); provided that any such designee shall not serve as Chairperson of any committee of the Board.

Section 4.          [Intentionally Omitted].

Section 5.          Certain Covenants of the Corporation and Sanken.

(a)       The Corporation agrees to take all Necessary Action to (i) cause the Board to be comprised of at least that number of Directors contemplated by Section 1(a) from time to time, or such other number of Directors as the Board may determine, subject to the terms of this Agreement, the Charter or the Bylaws of the Corporation; (ii) cause the individuals designated in accordance with Section 1 to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Corporation at which Directors are to be elected, in accordance with the Bylaws, Charter and General Corporation Law of the State of Delaware and at each annual meeting of stockholders of the Corporation thereafter at which such Director’s term expires; and (iii) cause the individuals designated in accordance with Section 2(c) to fill the applicable vacancies on the Board, in accordance with the Bylaws, Charter, Securities Laws, General Corporation Law of the State of Delaware and the NASDAQ rules.

(b)       Sanken shall comply with the requirements of the Charter and Bylaws when designating and nominating individuals as Directors, in each case, to the extent such requirements are applicable to Directors generally. Notwithstanding anything to the contrary set forth herein, in the event that the Board determines, within sixty (60) days after compliance with the first sentence of this Section 5(b), in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Director designated in accordance with Section 1 or Section 2, as applicable, would constitute a breach of its fiduciary duties to the Corporation’s stockholders or does not otherwise comply with any requirements of the Charter or Bylaws, then the Board shall inform Sanken of such determination in writing and explain in reasonable detail the basis for such determination and shall, to the fullest extent permitted by law, nominate, appoint or elect another individual designated for nomination, election or appointment to the Board by Sanken (subject in each case to this Section 5(b)). The Board and the Corporation shall, to the fullest extent permitted by law, take all Necessary Action required by this Section 5 with respect to the election of such substitute designees to the Board.

(c)       In the event the Board recommends that its stockholders vote in favor of any matter that the Board has determined in good faith (after reasonable consultation with such Persons as the Board deems appropriate (including the Corporation’s or the Board’s legal and financial advisors, as applicable), and following any deliberations of the Board that the Board determines are necessary or appropriate to consider the matter) to be advisable and in the best interests of its stockholders, then, if requested by the Nominating and Corporate Governance Committee, Sanken hereby agrees to vote all outstanding shares of Common Stock held thereby (i) in favor of such matter and any other matter that the Board has determined is necessary or appropriate in connection with such matter and (ii) against and in opposition to any matter that would reasonably be expected to oppose, impede, frustrate, prevent or nullify such matter.

(d)       Subject to this Section 5(d), in the event that Sanken desires to sell or transfer, directly or indirectly, a portion of its shares of Common Stock (the “Offered Shares”) to any other Person(s), it shall, (i) subject to any applicable confidentiality restrictions imposed on Sanken by law, contract or otherwise, use commercially reasonable efforts to discuss any such possible sale or transfer, including such sale or transfer to any of its controlled Affiliates in accordance with Section 12, with the Corporation, so that the Corporation can consider in good faith any potential commercial or other matters that may result from such potential sale or transfer and (ii) other than sales or transfers of the Offered Shares to controlled Affiliates (subject to complying with Section 12) or pursuant to an underwriter-led widely distributed public offering, first offer to sell the Offered Shares to the Corporation in writing (the “ROFR Notice”) indicating the identity of such unaffiliated third party and the cash price that the third party proposes to be paid (the “Offer Price”) for the Offered Shares (the “ROFR Offer”). The Corporation may accept or reject the ROFR Offer in whole but not in part, in its sole discretion, at a cash price equal to the Offer Price, by delivering a written notice of such acceptance or rejection, as the case may be, to Sanken within five (5) Business Days after receipt of the ROFR Notice. Upon receipt of a notice of acceptance, Sanken will be bound to (and, as applicable, to require its Affiliates to) sell the Offered Shares to the Corporation at the Offer Price set forth in the ROFR Notice. If the Corporation accepts the ROFR Offer within the five (5) Business Day period, then the parties shall (and, as applicable, require its Affiliates to) consummate the purchase and sale of the Offered Shares at the Offer Price set forth in the ROFR Notice as soon as reasonably practicable. Upon the earlier to occur of (i) the Corporation delivering a written notice of rejection to Sanken or (ii) the expiration of the initial five (5) Business Day period without the Corporation electing to accept or reject the ROFR Offer, Sanken shall have a ninety (90) day period during which to effect a sale or transfer to the unaffiliated third party the Offered Shares at a price equal to or greater than the Offer Price set forth in the ROFR Notice. If Sanken does not consummate the sale or transfer of the Offered Shares in accordance with the foregoing time limitations, then the right of Sanken to effect the sale or transfer of such Offered Shares pursuant to this Section 5(d) shall terminate and Sanken shall again comply with the procedures set forth in this Section 5(d) with respect to any proposed sale or transfer of its shares of Common Stock to an unaffiliated third party. In addition, in no event shall Sanken directly sell or transfer, directly or indirectly, any of its shares of Common Stock which is greater than ten percent (10%) of all of the then issued and outstanding shares of Common Stock to any other Person that is a material competitor of the Corporation without the prior written consent of the Corporation (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, for the avoidance of doubt, the foregoing restrictions shall not apply to any underwriter-led widely distributed public offering. Notwithstanding anything to contrary contained herein, in no event shall this Section 5(d) operate to restrain, limit or supersede the agreements in Section 5(c), and in all events this Section 5(d) shall be subordinate to the provisions of Section 5(c).

Section 6.          Termination.

(a)       This Agreement shall terminate upon the earliest to occur of any one of the following events:

(i)       Sanken and its Affiliates ceasing to own less than ten percent (10%) of all issued and outstanding shares of Common Stock; or

(ii)       the unanimous written consent of the parties hereto.

Notwithstanding the foregoing, nothing in this Agreement shall modify, limit or otherwise affect, in any way, any and all rights to indemnification, exculpation and/or contribution owed by any of the parties hereto, to the extent arising out of or relating to events occurring prior to the date of termination of this Agreement or the date the rights and obligations of such party under this Agreement terminates in accordance with this Section 6.

Section 7.          Information Rights.

The Corporation will furnish to Sanken, for so long as Sanken and its Affiliates beneficially own, directly or indirectly, in the aggregate at least ten percent (10%) of all issued and outstanding shares of Common Stock, the following information:

(a)       as soon as available, but no later than the later of (i) ninety (90) days following completion of each fiscal year and (ii) the applicable filing deadline under SEC rules, the audited consolidated balance sheet of the Corporation and its Subsidiaries as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Corporation and its Subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Corporation files its annual report on Form 10-K for the applicable fiscal year with the SEC;

(b)       as soon as available, but no later than the later of (i) forty-five (45) days following completion of each fiscal quarter (other than the fourth fiscal quarter) and (ii) the applicable filing deadlines under SEC rules, the consolidated balance sheet of the Corporation and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders' equity for such quarter and the portion of the fiscal year then ended of the Corporation and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Corporation files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC; and

(c)       within ninety (90) days after the end of each fiscal year, such information that the Corporation then-has which is reasonably necessary for the preparation of Sanken’s income tax returns (whether federal, state or foreign).

Section 8.          Public Announcements.

Subject to Sanken’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, Sanken and the Corporation will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Corporation and/or its Subsidiaries, and Sanken will not make any such news release or public disclosure without first consulting with the Corporation, and, in each case, also receiving the consent of the Corporation (which shall not be unreasonably withheld or delayed) and Sanken shall coordinate with the Corporation with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 8 shall not apply to any press release or other public statement made by Sanken (a) which is consistent with prior disclosure and does not contain any information that has not been previously announced or made public in accordance with the terms of this Agreement or (b) to its auditors, attorneys, accountants, financial advisors or limited partners (who, in the case of this clause (b), are bound by customary duties of confidentiality).

Section 9.          Definitions.

As used in this Agreement, any term that it is not defined herein, shall have the following meanings:

“Affiliate” means as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, provided, however, that none of the Corporation, any Subsidiary of the Corporation or any officers, directors, employees, advisors or agents of the Corporation or any of its Subsidiaries shall be deemed an Affiliate of Sanken or any of its Affiliates (and vice versa). For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the amended and restated bylaws of the Corporation, dated as of May 25, 2023, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Charter” means the third amended and restated certificate of incorporation of the Corporation, effective as of November 2, 2020, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Director” means a member of the Board.

“Equity Securities” means, with respect to any Person, any (i) shares of capital stock, equity interests, voting securities or other ownership interests in such Person or (ii) options, warrants, calls, subscriptions, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights or convertible or exchangeable securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, and any similar agreement and any amendments or supplements to any of the foregoing.

“Immediate Family” means, as to any individual, such individual’s parents, mother-in-law, father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children (including by way of adoption), and any person who either lives in the same household as, provides material support to, or receives material support from, such individual.

“Independence Requirements” means, with respect to a Director, an individual who satisfies the applicable independence requirements under the rules of the Nasdaq Global Market LLC or any other stock exchange where the Corporation’s stock is listed, as well as any requirements of such stock exchange and under the rules of the Securities Exchange Act of 1934, as amended, as may be applicable, where the Director serves on a committee of the Corporation’s Board.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the Equity Securities owned by the Person obligated to undertake the necessary action, (ii) causing any Director appointed or designated by, or affiliated with or employed by, such specified Person to vote in favor of or consent to the specified result, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iv) executing (or causing such Person’s employees or representatives to execute) agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board or any committee of the Board authorized to perform the function of recommending to the Board the nominees for election as Directors or nominating the nominees for election as Directors.

“Nom/Gov Director” means any Director who had initially been designated for nomination by the Nominating and Corporate Governance Committee in accordance with Section 1(c).

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.

“Sanken Director” means any Director who had initially been designated for nomination by Sanken in accordance with Section 1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act of 1933, as amended, and the Exchange Act.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member (excluding partnerships in which such Person or any Subsidiary thereof does not have a majority of the voting interests in such partnership).

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) each defined term has its defined meaning throughout this Agreement, whether the definition of such term appears before or after such term is used; and (vii) the word “or” shall be disjunctive but not exclusive. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Section 10.          Choice of Law and Venue; Waiver of Right to Jury Trial.

(a)       THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

(b)       IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR IF (AND ONLY IF) SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION), OR IF UNDER APPLICABLE LAW, SUBJECT MATTER JURISDICTION OVER THE MATTER THAT IS THE SUBJECT OF THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND APPELLATE COURTS FROM ANY THEREOF, WITH RESPECT TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION 10(b) AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES

GOVERNING SERVICE OF PROCESS; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.          Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:

(a)	If to the Corporation, addressed as follows:

Allegro MicroSystems, Inc.
955 Perimeter Road
Manchester, New Hampshire, 03103 Attention: Vineet Nargolwala; Sharon Briansky
Email: [***]

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10020
Attn: Thomas Malone; Michael Davis
Facsimile: 212-701-5015; 212-701-5184
E-mail: [***]

(b)	If to Sanken, addressed as follows:

Sanken Electric Co., Ltd.
3-6-3 Kitano Niiza-Shi Saitama, 352-8666 JAPAN
Attn: Katsumi Kawashima; Masanobu Todoroki
Email: [***]

with a copy (which copy shall not constitute notice) to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Attn: Jeremy Cleveland
Email: [***]

or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile (with confirmed transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.

Section 12.          Assignment; Aggregation of Shares.

Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of each of the parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that Sanken is permitted to assign this Agreement to its controlled Affiliates in connection with a transfer of the Common Stock to such controlled Affiliate. In furtherance of the foregoing, Sanken shall cause any of its controlled Affiliates that obtains any shares of Common Stock to, upon obtaining such shares, become a party to this Agreement and be bound by the terms of this Agreement to the fullest extent as if such controlled Affiliate were Sanken hereunder. For the avoidance of doubt, for purposes of (a) determining whether any party meets any threshold contained herein which is based on ownership of shares of Common Stock or (b) any provisions that require the parties hereto to vote or take any other actions with respect to any shares of Common Stock, such determinations or provisions shall be deemed to include all shares of Common Stock held by any controlled Affiliate of Sanken that becomes party to this Agreement pursuant to this Section 12; provided, however, that for purposes hereof, in no event shall (x) beneficial ownership of shares of Common Stock of one party hereto be counted towards the beneficial ownership of shares of Common Stock of any other party hereto solely as a result of such parties being in the same “group” (as defined in the Exchange Act) or being party to this Agreement and (y) any party hereto be considered an Affiliate of any other party hereto solely by virtue of being in the same “group” (as defined in the Exchange Act) or being party to this Agreement.

Section 13.          Amendment and Modification; Waiver of Compliance.

This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Corporation and Sanken. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 14.          Waiver.

No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 15.          Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 16.          Counterparts.

This Agreement may be executed in any number of counterparts and signatures may be delivered electronically (including via Docusign) or by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 17.          Further Assurances.

At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

Section 18.          Titles and Subtitles.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 19.          Representations and Warranties.

(a)       Sanken and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Corporation as of the time such party becomes a party to this Agreement that (i) if applicable, it is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or, if applicable, the organizational documents of such party.

(b)       The Corporation represents and warrants to Sanken that (i) the Corporation is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Corporation and is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms; and (iii) the execution, delivery and performance by the Corporation of this Agreement does not violate or conflict with or result in a breach by the Corporation of or constitute (or with notice or lapse of time or both constitute) a default by the Corporation under the Charter or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Corporation or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound.

Section 20.          No Strict Construction.

This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLEGRO MICROSYSTEMS, INC.

By:	/s/ Vineet Nargolwala
	Name:	Vineet Nargolwala
	Title:	President and Chief Executive Officer

[Signature Page to Second Amended and Restated Stockholders Agreement]

SANKEN ELECTRIC CO., LTD.

By:	/s/ Hiroshi Takahashi
	Name:	Hiroshi Takahashi
	Title:	Representative Director, President

[Signature Page to Second Amended and Restated Stockholders Agreement]